Exhibit 99.1

For Immediate Release	Contact:	Media Inquiries
Ashley Barrie
561-365-1260
Ashley.Barrie@Carrier.com

Investor Relations
Sam Pearlstein
561-365-2251
Sam.Pearlstein@Carrier.com

Carrier Recommends Shareowners Reject TRC Capital “Mini‑Tender” Offer

•	Unsolicited mini-tender offer is below current market price for Carrier shares
•	Shareowners who have already tendered shares advised to withdraw
•	Carrier urges investors to review current share price, exercise caution and consult with advisors

PALM BEACH GARDENS, FLA, Dec. 23, 2020 – Carrier Global Corporation (NYSE: CARR) received notice of an unsolicited mini-tender offer by TRC Capital Investment Corporation (“TRC Capital”) to purchase up to 3 million shares, or about 0.34 percent, of Carrier’s outstanding common stock at a price of $37.00 per share in cash.  As TRC Capital’s own offer document acknowledges, the offering price is approximately 4.61 percent below the closing price per share of Carrier on Dec. 18, 2020, the last trading day before the mini-tender offer was commenced.  Carrier recommends that shareowners reject this unsolicited offer because the offer price is below the current market price for Carrier shares.  The offer also is subject to numerous conditions, including TRC Capital obtaining sufficient financing necessary to consummate the offer.  Carrier also recommends that any shareowners who have tendered shares to TRC Capital withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m., New York City Time, on Jan. 21, 2021.

Carrier is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.

TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies.  Mini-tender offers are designed to seek less than 5 percent of a company’s outstanding shares, thereby avoiding many investor protections, including the disclosure and procedural requirements, applicable to larger tender offers under United States securities laws.  The U.S. Securities and Exchange Commission (SEC) has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC has also published investor tips regarding these offers on its website at:  http://www.sec.gov/investor/pubs/minitend.htm.

Carrier encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at:  http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Carrier urges investors to obtain current market quotations for their shares, consult with their brokers or financial advisors and exercise caution with respect to TRC Capital’s offer.

Carrier requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to the Carrier’s shares of common stock.

About Carrier

As the leading global provider of healthy, safe and sustainable building and cold chain solutions, Carrier Global Corporation is committed to making the world safer, sustainable and more comfortable for generations to come. From the beginning, we’ve led in inventing new technologies and entirely new industries. Today, we continue to lead because we have a world-class, diverse workforce that puts the customer at the center of everything we do. For more information, visit www.corporate.carrier.com or follow Carrier on social media at @Carrier.